Filed pursuant to Rule 424(b)(5)
Registration No. 333-237461

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 18, 2020

Prospectus Supplement

(To Prospectus Dated March 30, 2020)

$             % Notes due 2028

$             % Notes due 2031

The TJX Companies, Inc. (“TJX” or the “Company”) is offering $            in aggregate principal amount of its            % notes due 2028 (the “2028 notes”) and $             in aggregate principal amount of its            % notes due 2031 (the “2031 notes”). The 2028 notes will bear interest at a rate of            % per annum and will mature on            , 2028. The 2031 notes will bear interest at a rate of            % per annum and will mature on            , 2031. Each of the 2028 notes and the 2031 notes constitutes a single and separate series of notes under an indenture, dated as of April 1, 2020 between TJX and U.S. Bank National Association, as trustee, as supplemented. We will pay interest on the notes on            and            of each year, beginning             , 2021. The notes of each series will be redeemable as a whole or in part, at our option, at any time or from time to time and prior to            , 2028 in the case of the 2028 notes and            , 2031 in the case of the 2031 notes (each such date, a “par call date”), in each case, at the applicable redemption price for such series as set forth under “Description of Notes—Optional Redemption.” On and after the applicable par call date for any series of notes, we may redeem the notes of such series in whole or in part at any time and from time to time at a redemption price equal to 100% of the aggregate principal amount of the notes of such series to be redeemed plus accrued and unpaid interest on such notes of such series, if any, to, but not including, the applicable redemption date as set forth under “Description of Notes—Optional Redemption.” If we experience a change of control and, in connection with such change of control, the notes of any series are downgraded below investment grade by Moody’s Investors Service, Inc. and S&P Global Ratings within a specified period, we will be required to offer to purchase the notes of such series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase, unless we have exercised our right to redeem the notes of such series.

The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future indebtedness and other liabilities that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness or other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities and to all indebtedness and other liabilities of our subsidiaries.

The notes are new issues of securities for which there currently are no established trading markets. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended February 1, 2020 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Public Offering Price(1)		Underwriting Discount		Proceeds, before fees and expenses, to The TJX Companies, Inc.(1)
Per 2028 note		%		%		%
Total	$		$		$
Per 2031 note		%		%		%
Total	$		$		$

Total	$		$		$

(1)	Plus accrued interest, if any, from , 2020 to the date of delivery.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about             , 2020.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Deutsche Bank Securities
HSBC	US Bancorp	Wells Fargo Securities

Prospectus Supplement dated            , 2020

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated March 30, 2020, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information incorporated by reference in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time after the date of that information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of us or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to “TJX,” the “Company,” “we,” “us” and “our” refer to The TJX Companies, Inc. and its subsidiaries. In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to the indenture refer to the indenture, dated as of April 1, 2020, between The TJX Companies, Inc. and U.S. Bank National Association, as trustee, as supplemented by the first supplemental indenture, the second supplemental indenture, the third supplemental indenture and the fourth supplemental indenture, each dated as of April 1, 2020, and as further supplemented by the fifth supplemental indenture, to be dated as of                 , 2020, in the case of the 2028 notes and the sixth supplemental indenture, to be dated as of                 , 2020, in the case of the 2031 notes, each between TJX and the trustee. T.J. Maxx, Marshalls, HomeGoods, Winners, Homesense/HomeSense, T.K. Maxx, Sierra and Sierra Trading Post are our registered trademarks.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” may relate to such matters as our future actions, future performance or results of current and anticipated sales, expenses, interest rates, foreign exchange rates and results and the outcome of contingencies such as litigation, liquidity, and similar matters. Forward-looking statements are inherently subject to risks, uncertainties and potentially inaccurate assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings. A variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. The factors listed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, as well as in our other filings with the SEC, such as on Forms 8-K, 10-Q and 10-K, are illustrative and other risks and uncertainties may arise as are or may be detailed from time to time in our public announcements and in our filings with the SEC. Our forward-looking statements speak only as of the dates on which they are made, and we do not undertake to update any forward-looking statement to reflect new information, future events or otherwise. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see “Risk Factors” in this prospectus supplement and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020.

iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete. You should read carefully this entire prospectus supplement, the accompanying prospectus and all the information included or incorporated by reference herein or therein, especially the risks discussed in the section titled “Risk Factors” beginning on page S-8 of this prospectus supplement and in our periodic reports filed with the SEC.

The TJX Companies, Inc.

We are the leading off-price apparel and home fashions retailer in the United States and worldwide. We have over 4,500 stores that offer a rapidly changing assortment of quality, fashionable, brand name and designer merchandise at prices generally 20% to 60% below full-price retailers’ (including department, specialty and major online retailers) regular prices on comparable merchandise, every day.

Our stores are known for our value proposition of brand, fashion, price and quality. Our opportunistic buying strategies and flexible business model differentiate us from traditional retailers. We offer a treasure hunt shopping experience and a rapid turn of inventories relative to traditional retailers. Our goal is to create a sense of excitement and urgency for our customers and encourage frequent customer visits. We acquire merchandise in a variety of ways to support that goal. We reach a broad range of customers across income levels with our value proposition. Our strategies and operations are synergistic across our retail chains. As a result, we are able to leverage our expertise throughout our business, sharing information, best practices, initiatives and new ideas, and to develop talent across our Company. Further, we can leverage the substantial buying power of our businesses with our global vendor relationships.

We operate our business in four main segments: Marmaxx and HomeGoods, both in the U.S., TJX Canada and TJX International.

Corporate Information

We are incorporated in the State of Delaware, and our principal executive offices are located at 770 Cochituate Road, Framingham, Massachusetts 01701, and our telephone number is (508) 390-1000.

Selected Financial Information

The following table sets forth our selected consolidated financial statements at the dates and for the periods presented. The financial information as of and for the fiscal years ended February 1, 2020, February 2, 2019 and February 3, 2018 has been derived from our audited consolidated financial statements. The interim financial information as of and for the twenty-six weeks ended August 1, 2020 and August 3, 2019 has been derived from our unaudited consolidated financial statements. The results for the twenty-six week-periods are not necessarily indicative of expected results for the full fiscal year. You should read the following information in conjunction with our consolidated financial statements and related notes that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. Our fiscal year end is the Saturday nearest to the last day of January of each year.

	Twenty-Six Weeks Ended		Fiscal Year Ended
	August 1, 2020	August 3, 2019	February 1, 2020	February 2, 2019	February 3, 2018
	(unaudited)
(amounts in millions except share and per share amounts)
			(52 weeks)	(52 weeks)	(53 weeks)
Income statement and per share data:
Net sales	$11,076	$19,059	$41,717	$38,973	$35,865
Net (Loss) Income	$(1,102)	$1,459	$3,272	$3,060	$2,608
Weighted average common shares for diluted earnings per share calculation (in thousands)	1,198,222	1,231,211	1,226,519	1,259,252	1,292,209
Diluted earnings per share	$(0.92)	$1.19	$2.67	$2.43	$2.02
Cash dividends declared per share	—	$0.46	$0.92	$0.78	$0.625
Balance sheet data:
Cash and cash equivalents	$6,620	$2,186	$3,217	$3,030	$2,758
Working capital (1)	$3,871	$1,668	$1,740	$2,938	$3,360
Total assets (1)	$26,568	$22,855	$24,145	$14,326	$14,058
Capital expenditures	$310	$578	$1,223	$1,125	$1,058
Long-term obligations (1)(2)	$13,321	$9,978	$10,053	$2,234	$2,231
Shareholders’ equity	$4,661	$5,303	$5,948	$5,049	$5,148

(1)

On February 3, 2019, we adopted ASU 2016-02, Leases (Topic 842) using the modified retrospective method under ASU 2018-11, allowing us to not restate our prior period Consolidated Balance Sheets to reflect the new guidance. The adoption of the new lease standard significantly increased assets and current and long term liabilities on our Consolidated Balance Sheets as we recorded operating lease right of use assets and corresponding operating lease liabilities. For additional information, see “Note L—Leases” in the notes to our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended February 1, 2020.

(2)	Includes long-term debt obligations, exclusive of current installments, and beginning with fiscal year 2020 also includes long-term portion of our operating lease liabilities.

Recent Developments

Third Quarter Financial and Business Update

Net sales decreased 3% to $10.1 billion for the third quarter of fiscal 2021 versus last year’s third quarter fiscal 2020 sales of $10.5 billion. The decrease in net sales was driven by lower traffic, partially offset by an increased average basket. Home, beauty and activewear businesses across all major divisions outperformed apparel for the third quarter of fiscal 2021. To leverage our strength in the home category, we plan to roll out e-commerce for HomeGoods.com later next year. As of October 31, 2020, the number of stores in operation (including stores that had been temporarily closed due to COVID-19) increased 1% and selling square footage increased 1% compared to the end of the fiscal 2020 third quarter. In the first two weeks of the fourth quarter, overall open-only comp store sales were down 7%, similar to the trend the Company saw during the last week of October.

Our cost of sales, including buying and occupancy costs, ratio for the third quarter of fiscal 2021 was 69.8%, a 1.4 percentage point decrease compared with 71.2% in the third quarter of fiscal 2020. This improvement was primarily as a result of higher markon and lower than expected markdowns during the quarter, partially offset by an increase in distribution costs, particularly higher wages and incremental costs to maintain health and safety protocols at our distribution centers.

Our selling, general and administrative (“SG&A”) expense ratio for the third quarter of fiscal 2021 was 19.6%, a 1.6 percentage point increase compared with 18.0% in the third quarter of fiscal 2020. The increase in SG&A was primarily driven by incremental store payroll investments to allow for enhanced cleaning and monitoring capacity, as well as personal protective equipment for our Associates and discretionary appreciation bonuses.

Pre-tax margin (the ratio of pre-tax income to net sales) for the third quarter of fiscal 2021 was 10.0%, a 0.7 percentage point decrease compared with 10.7% in the third quarter of fiscal 2020. The Company’s merchandise margin increase was more than offset by significant operating costs related to COVID and expense deleverage on the year-over-year sales decline.

Our consolidated average per store inventories, including inventory on hand at our distribution centers (which excludes inventory in transit) and excluding our e-commerce sites and Sierra stores, were down 30% on both a reported and constant currency basis at the end of the third quarter of fiscal 2021 as compared to a 9% increase in average per store inventories on both a reported and constant currency basis in the third quarter of fiscal 2020.

There were no dividends declared or share repurchases during the third quarter of fiscal 2021. In November 2020, the Company announced it expects to reinstate a quarterly dividend in the fourth quarter of fiscal 2021, subject to the approval of the Company’s Board of Directors. The Company expects a quarterly dividend on its common stock of $0.26 per share to be declared in December 2020 and payable in March 2021.

During the first nine months of fiscal 2021, the Company negotiated deferral of lease payments and temporarily extended payment terms on merchandise orders, which increased our accounts payable as of the end of the third quarter, benefiting our third quarter operating cash flows. As we adjust our payment terms to gradually bring them back to our normal business practices, this will likely have a negative impact on operating cash flows.

This financial data for the quarter ended October 31, 2020 presented above is preliminary and may change. This preliminary financial data has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data. Accordingly,

PwC does not express an opinion or any other form of assurance with respect thereto. There can be no assurance that the Company’s actual results for this quarterly period will not differ from the preliminary financial data and such changes could be material. In addition, this financial data should not be viewed as a substitute for full financial statements for the quarter ended October 31, 2020 prepared in accordance with U.S. generally accepted accounting standards and, accordingly, investors should not place undue reliance on the limited preliminary information being provided herein.

COVID-19

In December 2019, a novel coronavirus (“COVID-19”) emerged and has subsequently spread worldwide. The World Health Organization declared COVID-19 a pandemic resulting in federal, state and local governments and private entities mandating various restrictions, including travel restrictions, restrictions on public gatherings, stay at home orders and advisories and quarantine or isolation protocols for those who may have been exposed to the virus. In March 2020, the Company temporarily closed all of its stores, its online businesses, its distribution centers and its offices, with Associates working remotely where possible. In May 2020, the Company began reopening its stores and by the end of the second quarter, more than 4,500 of the Company’s worldwide stores, and each of its online businesses, had reopened. In response to increasing cases of COVID-19, a number of our stores have temporarily closed again, and additional stores may be required to close temporarily in the future. As of November 18, 2020, the Company has approximately 470 stores temporarily closed due to local government mandates related to the pandemic, primarily located in Europe. The Company’s tkmaxx.com e-commerce business in the U.K. remains open.

As the COVID-19 pandemic is complex and rapidly evolving, the Company’s plans may change. At this point, we cannot reasonably estimate the duration and severity of this pandemic, which could have a material adverse impact on our business, results of operations, financial position and cash flows.

Tender Offers and Redemptions

On November 18, 2020, we commenced a waterfall tender offer (the “Tender Offer”) for up to $750.0 million aggregate principal amount of our 4.500% notes due April 15, 2050, 3.875% notes due April 15, 2030 and 3.750% notes due April 15 2027 (collectively, the “Tender Offer Notes”). We intend to use the net proceeds from this offering, together with cash on hand, for the repurchase of the Tender Offer Notes tendered, subject to the terms and conditions of the Tender Offer, and the payment of related premiums, fees and expenses. Any net proceeds not used for the foregoing shall be used for general corporate purposes, which may include working capital and capital expenditures and repayment of indebtedness.

This offering is not conditioned upon consummation of the Tender Offer. We are permitted, subject to applicable law, to amend, extend or terminate the Tender Offer, and there can be no assurance that we will consummate the Tender Offer. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the Tender Offer Notes and does not constitute a redemption notice for the Tender Offer Notes. The Tender Offer is being made only by and pursuant to the terms of a separate offer to purchase.

The underwriters are acting as dealer managers for the Tender Offer, for which they will receive customary fees, indemnification against certain liabilities and reimbursement of expenses. Additionally, certain of the underwriters or their affiliates may be holders of our Tender Offer Notes and, accordingly, may receive a portion of the proceeds of this offering as a result of the Tender Offer.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement. As used in this “Prospectus Supplement Summary—The Offering,” the terms “TJX,” the “Company,” “we,” “our,” “us” and other similar references refer only to The TJX Companies, Inc. and not to any of its subsidiaries.

Issuer	The TJX Companies, Inc.

Securities Offered	$ % Notes due 2028

$ % Notes due 2031

Maturity	The 2028 notes will mature on , 2028.

The 2031 notes will mature on , 2031.

Interest	Interest on the notes will accrue from , 2020 and will be payable semi-annually in arrears at the applicable per annum rate set forth on the cover page of this prospectus supplement on and of each year, commencing , 2021.

Optional Redemption	Prior to , 2028 for the 2028 notes ( months prior to their maturity) and , 2031 for the 2031 notes ( months prior to their maturity), we may redeem the notes of such series at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of such series being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on such notes of such series (exclusive of interest accrued to the date of redemption) that would be due if the notes of such series matured on the applicable par call date for such series of notes (as described in “Description of Notes—Optional Redemption”), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of Notes—Optional Redemption”), plus                  basis points; plus

•	in each case, accrued and unpaid interest on such notes of such series, to, but not including, the date of redemption.

On and after the applicable par call date for any series of notes, we may redeem the notes of such series in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the aggregate principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest on such notes of such series, if any, to, but not including, the date of redemption. See “Description of Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If we experience a change of control and, in connection with such change of control the notes of a series are downgraded below investment grade by Moody’s Investors Service, Inc. and S&P Global Ratings within a specified period, we will be required to offer to purchase the notes of such series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, unless we have exercised our right to redeem the notes of such series.

Covenants	The indenture will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries, if any, to:

•	issue, assume or guarantee certain secured debt; and

•	enter into certain sale and leaseback transactions.

The indenture also limits our ability to engage in mergers, consolidations and certain sales of assets. These covenants are subject to important exceptions and qualifications, as described in the sections titled “Description of Notes—Restrictions on Secured Debt” and “Description of Notes—Restrictions on Sale and Leaseback Transactions.”

Ranking	The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our existing and future indebtedness and other liabilities that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness or other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities and to all indebtedness and other liabilities of our subsidiaries. As of August 1, 2020, we had $5.45 billion in senior long-term indebtedness, all of which would be pari passu with the notes.

Use of Proceeds	We intend to use the net proceeds from this offering, together with cash on hand, for the repurchase of the Tender Offer Notes tendered, subject to the terms and conditions of the Tender Offer, and the payment of related premiums, fees and expenses. This offering is not conditioned upon consummation of the Tender Offers. Any net proceeds not used for the foregoing shall be used for general corporate purposes, which may include working capital and capital expenditures and repayment of indebtedness.

Further Issuances	We may, without notice to or consent of the holders or beneficial owners of the notes, issue in a separate offering additional notes of any series having the same ranking, interest rate, maturity and other terms (other than the date of issuance, the price to the public, and, under certain circumstances, the date from which interest on such notes will begin to accrue and the initial interest payment date) as the notes of such series previously issued. Such additional notes will form part of the same series under the indenture as the notes of such series previously issued.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which, in turn, will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” on page S-8 hereof and in our Annual Report on Form 10-K for the year ended February 1, 2020 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020 for a description of certain risks you should consider before investing in the notes.

Trustee	U.S. Bank National Association.

Governing Law	New York.

RISK FACTORS

You should carefully consider the following risk factors as well as the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion of risk factors in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020, which are incorporated by reference, before making a decision to invest in the notes. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Related to the Notes

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

Our subsidiaries are separate and distinct legal entities from us. None of our subsidiaries will guarantee the notes, and our subsidiaries will have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings, legal ability to pay dividends and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any secured indebtedness and other secured liabilities of our subsidiaries to the extent of the value of the assets securing such indebtedness and liabilities, and to all indebtedness and other liabilities of our subsidiaries senior to that held by us. As of August 1, 2020, our subsidiaries had no long-term indebtedness outstanding.

The notes would be subject to prior claims of any secured creditors.

The notes are our senior unsecured general obligations, ranking equally with other unsecured and unsubordinated debt but effectively junior to any secured debt to the extent of the value of the assets constituting the security for such secured debt. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors, and in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, these pledged assets would be available to satisfy secured obligations before any payments could be made on the notes. To the extent that such assets could not satisfy in full any such secured obligations, the holders of such obligations would have a claim for any shortfall that would rank equally in right of payment with the notes (or effectively senior to the notes in the case of claims against our subsidiaries). In that case, we might not have sufficient assets remaining to pay amounts due on any or all of the notes. As of August 1, 2020, we had $5.45 billion in senior long-term indebtedness, all of which would be pari passu with the notes.

The indenture does not restrict the amount of additional unsecured debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. In the future, depending on liquidity and capital needs, the Company may enter into commitments for additional debt financing and may make borrowings pursuant to such commitments. There can be no assurance that we will enter into any such debt commitments or make any such borrowings, or that such debt commitments or borrowings will be available to us on terms we find acceptable or at all. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes, and a risk that the credit rating of the notes is lowered or withdrawn.

The negative covenants are not applicable to our non-restricted subsidiaries.

As more fully described under “Description of Notes—Restrictions on Secured Debt” and “Description of Notes—Restrictions on Sale and Leaseback Transactions”, the indenture contains negative covenants limiting us and our designated restricted subsidiaries from issuing, assuming or guaranteeing secured debt and entering into certain sale and leaseback transactions. Those covenants do not apply to our non-restricted subsidiaries, and the indenture does not require us to maintain any restricted subsidiaries. The indenture does not limit the secured debt incurred, assumed or guaranteed by our non-restricted subsidiaries, or limit sale and leaseback transactions entered into by our non-restricted subsidiaries. As of the date of the issuance of the notes, none of our subsidiaries had been designated as a restricted subsidiary. As of February 1, 2020, approximately 71% of the assets shown on our consolidated balance sheet were held by non-restricted subsidiaries, and none of the non-restricted subsidiaries had secured long-term debt or were parties to sale and leaseback transactions.

We may not be able to repurchase the notes upon a Change of Control.

Upon the occurrence of specific kinds of Change of Control (as defined in “Description of Notes—Change of Control”) events together with a downgrade in the ratings on the notes of a series as a result of such Change of Control we will be required to offer to purchase all or any part of each holder’s notes of such series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase, unless we have exercised our right to redeem the notes of such series. If we experience a “Change of Control Triggering Event,” (as defined in “Description of Notes—Change of Control”) there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes of a series as required under the indenture governing the notes of such series would result in a default under the indenture with respect to such series of notes, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.”

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to noteholders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of the term “Change of Control Triggering Event” as described under “Description of Notes—Change of Control” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal or junior in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our non-restricted subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are new issues of securities for which there currently are no established trading markets. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes of each series, the underwriters will not be obligated to do so and may stop their market-making at any time at their discretion without notice. In addition, the liquidity of the trading market for any series of notes and the market price quoted for the notes of such series may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of our company or companies in our industry. No assurance can be given:

•	that a market for the notes of any series will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

Risks Related to TJX

Our business is subject to uncertainties and risks. In addition to the risk factor included herein, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Item 1A. Risk Factors” incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020.

Our business may be materially and adversely affected by the ongoing COVID-19 pandemic.

After COVID-19 emerged and spread worldwide, in March 2020 the World Health Organization declared COVID-19 a pandemic, and federal, state and local governments and private entities began mandating various restrictions, including travel restrictions, restrictions on public gatherings, stay at home orders and advisories and quarantining or isolation protocols. After closely monitoring and taking into consideration guidance from federal, state and local governments, and other health organizations, in March 2020, the Company temporarily closed all of its stores, its online businesses, its distribution centers and its offices. Effective April 12, 2020, the Company temporarily furloughed the majority of the hourly store and distribution center Associates in the U.S. and Canada, with employee benefits for eligible Associates having continued during the temporary furlough at no cost to impacted Associates. The Company also took comparable actions with respect to portions of its European and Australian workforces.

In May 2020, the Company began reopening its stores and by the end of the second quarter, more than 4,500 of the Company’s worldwide stores, and each of its online businesses, had reopened. In response to increasing cases of COVID-19, a number of our stores have temporarily closed again, and additional stores may be required to close temporarily in the future. As of November 18, 2020, the Company has approximately 470 stores temporarily closed due to local government mandates related to the pandemic, primarily located in Europe. The Company continues to monitor developments, including government requirements and recommendations at the national, state and local level that could result in possible continued and/or additional impacts to our operations.

The temporary closure of our stores, online businesses, and distribution centers has had and, as some stores and facilities are closed or may be closed again, may continue to have, an adverse impact on our results of operations, financial position and liquidity. For example, while our facilities were closed during the first half of fiscal 2021 and our day-to-day operations were suspended, our ability to generate net sales was significantly impaired, but we continued to incur expenses, including labor and other costs. As our stores and facilities reopened, new practices or protocols have impacted our business resulting in additional payroll and supply costs and/or facility occupancy limitations. We anticipate that sales will be negatively impacted during peak holiday shopping times due to occupancy limits and social distancing protocols. In addition, even where our stores are open, reduction in our customers’ willingness to shop our stores, the levels of our customers’ spending at our stores, our Associates’ willingness or ability to staff our stores and distribution centers as a result of health concerns related to the COVID-19 pandemic or otherwise, and the impact of the ongoing pandemic on the economy and consumer discretionary spending, may impact our business operations, financial performance and liquidity. For example, we have seen reduced traffic and open-only comp store sales declines in certain of our divisions since reopening, which could continue or accelerate for the remainder of the pandemic and beyond as a result of changing consumer behavior. In addition to temporary store closures and changing consumer behavior, uncertainties due to the global economy and the ongoing pandemic may also impact the financial viability or business operations of some of our suppliers and transportation or logistics providers, which may interrupt our supply chain, and require other changes to our operations. The extent of the impact of the COVID-19 pandemic on our business will depend on future developments, which remain highly uncertain and difficult to predict, including the duration, severity and sustained geographic spread of the pandemic, additional waves of increased infections, and the success of associated prevention, containment, remediation and treatment efforts.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be $            million (after deducting the underwriting discount and our estimated fees and expenses). We intend to use the net proceeds from this offering, together with cash on hand, for the repurchase of the Tender Offer Notes tendered, subject to the terms and conditions of the Tender Offer, and the payment of related premiums, fees and expenses. This offering is not conditioned upon consummation of the Tender Offer. Any net proceeds not used for the foregoing shall be used for general corporate purposes, which may include working capital and capital expenditures and repayment of indebtedness.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of August 1, 2020 on an actual basis and an as adjusted basis to give effect to the sale of notes (after deducting the underwriting discount and estimated fees and expenses). You should read this table in conjunction with our consolidated financial statements and related notes thereto which are incorporated by reference.

	As of August 1, 2020
	Actual	As Adjusted (1)
	(in thousands)
Cash and cash equivalents	$6,620,411	$

General corporate debt:
2.50% senior unsecured notes, maturing May 15, 2023 (2)	499,878
2.75% senior unsecured notes, maturing June 15, 2021 (3)	749,937
2.25% senior unsecured notes, maturing September 15, 2026 (4)	995,462
3.50% senior unsecured notes, maturing April 15, 2025 (5)	1,245,287
3.75% senior unsecured notes, maturing April 15, 2027 (6)	749,507
3.875% senior unsecured notes, maturing April 15, 2030 (7)	1,248,490
4.50% senior unsecured notes, maturing April 15, 2050 (8)	745,632
Notes offered hereby	—

Total debt	6,234,193
Current maturities of long-term debt	(749,209)
Debt issuance cost	(39,659)

Total long-term debt (3)	5,445,325

Total shareholders’ equity	4,660,569

Total capitalization	$10,105,894	$

(1)

We intend to use the net proceeds from this offering, together with cash on hand, for the repurchase of the Tender Offer Notes tendered, subject to the terms and conditions of the Tender Offer, and the payment of related premiums, fees and expenses. Any net proceeds not used for the foregoing shall be used for general corporate purposes, which may include working capital and capital expenditures and repayment of indebtedness. The As Adjusted column does not give effect to the consummation of the concurrent Tender Offers, any redemption of our notes, or the payment of premiums or fees and expenses that we expect to incur in connection with consummation of the Tender Offers, any redemption and this offering. This offering is not conditioned upon consummation of the Tender Offers. The As Adjusted column also does not give effect to any additional debt commitments or borrowings the Company may receive or make in the future depending on liquidity and capital needs. There can be no assurance that we enter into any such debt commitments or make any such borrowings, or that such debt commitments or borrowings will be available to us on terms we find acceptable or at all.

(2)	Effective interest rate of 2.51% after reduction of unamortized debt discount of $122,000 at August 1, 2020.
(3)	Effective interest rate of 2.76% after reduction of unamortized debt discount of $63,000 at August 1, 2020. These notes are not included in the total long-term debt figure.
(4)	Effective interest rate of 2.32% after reduction of unamortized debt discount of $4,538,000 at August 1, 2020.
(5)	Effective interest rate of 3.58% after reduction of unamortized debt discount of $4,713,000 at August 1, 2020.
(6)	Effective interest rate of 3.76% after reduction of unamortized debt discount of $493,000 at August 1, 2020.
(7)	Effective interest rate of 3.89% after reduction of unamortized debt discount of $1,510,000 at August 1, 2020.
(8)	Effective interest rate of 4.52% after reduction of unamortized debt discount of $4,368,000 at August 1, 2020.

DESCRIPTION OF NOTES

The following description is a summary of the particular terms of the notes. This summary supplements and, to the extent it is inconsistent therewith, replaces the description of the general terms and provisions of the notes set forth under “Description of the Debt Securities” in the accompanying prospectus dated March 30, 2020. In this “Description of Notes” section, the terms “we,” “our,” “us,” the “Company” and “TJX” refer solely to The TJX Companies, Inc., and do not include its subsidiaries.

General

The                % notes due 2028 (the “2028 notes”) offered hereby will initially be issued in an aggregate principal amount of $                . The 2028 notes will bear interest at a rate of                 % per annum and will mature on                 , 2028.

The                % notes due 2031 (the “2031 notes”) offered hereby will initially be issued in an aggregate principal amount of $                 . The 2031 notes will bear interest at a rate of                 % per annum and will mature on                 , 2031.

Each of the 2028 notes and the 2031 notes constitutes a single and separate series of debt securities to be issued under an indenture, dated as of April 1, 2020, between TJX and U.S. Bank National Association, as trustee (the “trustee”), as supplemented prior to the date hereof and as further supplemented by the fifth supplemental indenture between TJX and the trustee relating to the 2028 notes and the sixth supplemental indenture between TJX and the trustee relating to the 2031 notes. The indenture is more fully described in the accompanying prospectus.

We will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the notes will accrue from                , 2020 and will be payable semi-annually at the applicable per annum rate on                 and                beginning                , 2021. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or maturity date for any series of notes falls on a day that is not a business day, the payment of interest or principal (and premium, if any) may be made on the next succeeding business day with the same force and effect as if made on the interest payment date, redemption date or maturity date (and without accruing any interest on the amount then payable from the period from and after such interest payment date, redemption date or maturity date, as the case may be, in respect of any such delay).

We will make each interest payment to the persons in whose names the notes are registered at the close of business on the                 or                preceding the interest payment date. We may make payments of principal and interest at the office or agency of TJX maintained for such purposes in The City of Boston, which will initially be the office of the trustee at One Federal Street, 10th Floor, Boston, Massachusetts 02110, or, at our option, by mailing checks on any interest payment date. See “—Book-Entry System.”

Ranking

The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future indebtedness and other liabilities that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness or other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities and to all indebtedness and other liabilities of our subsidiaries.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of any series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance, the price to the public and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the notes of such series previously issued, and such additional notes will form part of the same series as the notes of such series previously issued.

Optional Redemption

The notes of each series will be redeemable as a whole or in part, at our option, at any time and from time to time prior to                 , 2028 with respect to the 2028 notes (         months prior to their maturity) and                , 2031 with respect to the 2031 notes (         months prior to their maturity) (each such date, a “par call date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes of such series to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such notes of such series (exclusive of interest accrued and unpaid to the date of redemption) that would be due if such series of notes matured on the applicable par call date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points, plus in each case accrued and unpaid interest thereon to, but not including, the date of redemption. Further, installments of interest on the notes of any series to be redeemed that are due and payable on the interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the registered holders as of the close of business on the relevant regular record date according to the notes of such series and the indenture.

On and after the applicable par call date for each series, each such series of notes will be redeemable in whole or in part, at our option, at any time and from time to time, at a redemption price equal to 100% of the aggregate principal amount of the notes of such series to be redeemed plus accrued and unpaid interest on such notes of such series, if any, to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of notes to be redeemed, to the par call date applicable to such series, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such series of notes assuming, for this purpose, such series of notes matures on the par call date applicable thereto.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than five of such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, BofA Securities, Inc. and Deutsche Bank Securities Inc., or their affiliates that are primary U.S. Government securities dealers, and two other primary U.S. Government securities dealers in the City of New York selected by us, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York, we shall substitute therefor another such primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

Notice of any redemption will be sent at least 15 days but not more than 45 days before the redemption date to each holder of the series of notes to be redeemed; provided that notice of redemption may be sent more than 45 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes of such series or a satisfaction and discharge of the indenture with respect to the notes of such series. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed shall be selected by the trustee by lot or any other such method as the trustee deems to be fair and appropriate, subject to the redemption procedures of the applicable depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes of the applicable series or portions thereof called for redemption.

The notes will not be entitled to the benefit of a sinking fund.

Change of Control

If a Change of Control Triggering Event occurs with respect to the notes of a series, unless we have exercised our option to redeem the notes of such series as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes of such series to repurchase all or any part (equal to any integral multiple of $1,000, such that any remaining portion held by such holder is at least $2,000) of that holder’s notes of such series on the terms set forth in the notes of such series. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes of such series repurchased, plus accrued and unpaid interest, if any, on the notes of such series repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be sent to holders of such series of notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes of such series on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (a “Change of Control Payment Date”). The notice will, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date; provided, that the expiration of the Change of Control Offer prior to consummation of such Change of Control will not relieve us of our obligation under this section if such Change of Control subsequently occurs.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes of such series or portions of notes of such series properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes of such series or portions of notes of such series properly tendered; and

•

deliver or cause to be delivered to the trustee the notes of such series properly accepted together with an officer’s certificate stating the aggregate principal amount of notes of such series or portions of notes of such series being repurchased.

We will not be required to make a Change of Control Offer with respect to any series of notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes of such series properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes of such series if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment.

We will be required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict and compliance.

For purposes of the Change of Control Offer provisions of the notes of any series, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries;

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (other than us or one of our wholly-owned subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

(3)	the adoption of a plan relating to our liquidation or dissolution.

The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes of an applicable series or fails to make a rating of the notes of an applicable series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the notes of an applicable series is lowered by both Rating Agencies and the notes of such series are rated below an Investment Grade Rating by both Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes of such series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

The following covenants apply with respect to each series of notes.

Restrictions on Secured Debt

We will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a “Mortgage” or “Mortgages”) upon any of our or any Restricted Subsidiary’s Operating Property, whether such Operating Property is now owned or hereafter acquired, without in any such case effectively providing concurrently with the issuance, assumption or guarantee of any such Indebtedness that the notes (together with, if we shall so determine, any other Indebtedness ranking equally with the notes other than debt securities not having the benefit of this provision) shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to:

(i) the giving, no later than 180 days after the later of (a) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each a “substantial improvement”) of such property, and (b) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement, of any purchase money Mortgage, or the acquiring of property not theretofore owned by us or such Restricted Subsidiary subject to any then existing Mortgage securing Indebtedness (whether or not assumed) including Indebtedness incurred for reimbursement of funds previously expended for any such purpose, provided that in each case (x) such Mortgage is limited to such property, including accretions thereto and any such construction or substantial improvement; (y) the principal amount of the Indebtedness being incurred that is secured by such Mortgage shall not exceed the cost of such acquired property, construction or substantial improvement, as the case may be; and (z) the principal amount of the Indebtedness secured by such Mortgage, together with all other Indebtedness to persons other than us or a Restricted Subsidiary secured by Mortgages on such property, shall not exceed the total cost of such property, including any such construction or substantial improvement;

(ii) the giving by us or a Restricted Subsidiary of a Mortgage on real property that is the sole security for Indebtedness (w) incurred within three years after the latest of (1) the date of acquisition of such real property or (2) the date of completion of construction or substantial improvement made thereon by us or such Restricted Subsidiary, (x) incurred for the purpose of reimbursing itself for the cost of acquisition and/or the cost of improvement of such real property, (y) the amount of which does not exceed the aggregate cost of such real property and improvements, and (z) the holder of which shall be entitled to enforce payment of such Indebtedness solely by resorting to the security therefor, without any liability on the part of us or such Restricted Subsidiary for any deficiency;

(iii) (x) any Mortgage on our or any Subsidiary’s assets existing on the date of the original issuance of the notes, (y) any Mortgage on the assets of any person on the date it became a Subsidiary or is merged into or consolidated with us or any Subsidiary or (z) any Mortgage on the assets of a Subsidiary that is newly designated as a Restricted Subsidiary, if such Mortgage was created while such Subsidiary was a Non-Restricted Subsidiary, and such Mortgage would have been permitted under the provisions of this paragraph if such Subsidiary had been a Restricted Subsidiary at the time such Mortgage was created;

(iv) any Mortgage incurred in connection with any refinancing, refunding or extension of Indebtedness secured by a Mortgage permitted under clauses (i) to (iii) above, provided that the principal amount of the refinancing, refunding or extending Indebtedness does not exceed the principal amount of the Indebtedness so refinanced, refunded or extended and that such Mortgage applies only to the same property or assets subject to the prior permitted Mortgage and fixtures and building improvements thereon (and if the prior Mortgage was incurred under clause (ii) above, the requirements of clause (z) thereof are satisfied); or

(v) any Mortgage given in favor of us or any Wholly Owned Restricted Subsidiary.

Restrictions on Sale and Leaseback Transactions

We will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Operating Property that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person subsequent to the date of the original issuance of the notes with the intention of taking back a lease of such property (a “Sale and Leaseback Transaction”) unless the terms of such sale or transfer have been determined by us to be fair and arm’s length and, no later than 180 days after the receipt of the proceeds of such sale or transfer, we or any Restricted Subsidiary (1) apply an amount equal to the Net Proceeds of such sale or transfer of such Operating Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of our Senior Funded Debt or Funded Debt of such Restricted Subsidiary or (2) reinvest the Net Proceeds of such sale or transfer in assets used or useful for our and our Restricted Subsidiaries’ business. The foregoing restriction will not apply to (i) any Sale and Leaseback Transaction for a term of not more than three years including renewals, (ii) any Sale and Leaseback Transaction with respect to Operating Property if a binding commitment with respect thereto is entered into within three years after the date such property was acquired (as the term “acquired” is used in the definition of Operating Property), or (iii) any Sale and Leaseback Transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries provided that the lessor shall be us or a Wholly Owned Restricted Subsidiary.

Exempted Debt

Notwithstanding the restrictions on Mortgages and on Sale and Leaseback Transactions described above, we and our Restricted Subsidiaries may create or assume Mortgages, and renew, extend or replace such Mortgages, or enter into Sale and Leaseback Transactions, provided that, immediately after giving effect thereto, the aggregate principal amount of all Indebtedness secured by Mortgages, which would otherwise be subject to these restrictions (other than any Indebtedness secured by Mortgages permitted as described in clauses (i) through (v) above under “Restrictions on Secured Debt”), together with all Attributable Debt with respect to Sale and Leaseback Transactions, which would otherwise be subject to these restrictions (other than with respect to Sale and Leaseback Transactions that are permitted as described above under “Restrictions on Sale and Leaseback Transactions”), does not exceed 15% of Consolidated Net Tangible Assets.

Definitions

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with U.S. generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Tangible Assets” means, at the time of determination, the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under U.S. generally accepted accounting principles) that under U.S. generally accepted accounting principles would be included on our and our Restricted Subsidiaries’ most recent annual consolidated balance sheet after deducting therefrom (i) amounts that would, in conformity with U.S. generally accepted accounting principles, be included as current liabilities on such most recent annual consolidated balance sheet (other than (x) the current portion of any Funded Debt, the current portion of any Finance Lease Obligations and the current portion of Operating Lease liability, (y) the current portion of accrued interest, and (z) the current portion of current and deferred income taxes), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than leasehold costs), which in each such case would be so included on such most recent annual balance sheet, and (iii) all amounts which would be so included on such most recent annual balance sheet in respect of Investments (less applicable reserves) in Non-Restricted Subsidiaries in excess of the amount of such Investments at February 1, 2020. As of February 1, 2020, the amount of Investments in Non-Restricted Subsidiaries totaled approximately $5.3 billion.

“Finance Lease” means any lease of property (whether real or personal) classified as a “finance lease” under U.S. generally accepted accounting principles, but excluding, for the avoidance of doubt, any Operating Leases or any other non-finance leases.

“Finance Lease Obligations” of any person means the amount of the obligations of such person under Finance Leases which would be shown as a liability on a balance sheet of such person prepared in accordance with U.S. generally accepted accounting principles.

“Funded Debt” of any person means Indebtedness, whether incurred, assumed or guaranteed, maturing by its terms more than one year from the date of creation thereof, or that is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from the date of creation thereof; provided, however, that Funded Debt shall not include (i) obligations created pursuant to leases, (ii) any Indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such Indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (iii) any Indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Indebtedness” of any person means indebtedness for borrowed money and indebtedness under purchase money mortgages or other purchase money liens or conditional sales or similar title retention agreements, in each case where such indebtedness has been created, incurred, or assumed by such person to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with U.S. generally accepted accounting principles (as in effect on the issue date of the notes), guarantees by such person of such indebtedness, and indebtedness for borrowed money secured by any mortgage, pledge or other lien or encumbrance upon property owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (but not exceeding the amount of indebtedness secured by such mortgage, pledge, lien or encumbrance).

“Investment” means and includes any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but shall not include our or any Restricted Subsidiary’s accounts receivable arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advances made in connection with the sale to any Subsidiary of our or any Restricted Subsidiary’s accounts receivable arising from transactions in our or any Restricted Subsidiary’s ordinary course of business.

“Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Sale and Leaseback Transaction, net of the direct costs relating to such Sale and Leaseback Transaction, including (i) legal, accounting and investment banking fees, and brokerage and sales commissions, (ii) any relocation expenses incurred as a result thereof, (iii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by the Operating Property disposed of and required to be paid as a result of such transaction and (v) any deduction of appropriate amounts to be provided by us or any Restricted Subsidiary as a reserve in accordance with U.S. generally accepted accounting principles against any liabilities associated with the Operating Property disposed of in such transaction and retained by us or any Restricted Subsidiary after such sale or other disposition thereof.

“Non-Restricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“Operating Lease” means any lease of property (whether real or personal) classified as an “operating lease” under U.S. generally accepted accounting principles.

“Operating Property” means all real property and improvements thereon owned by us or a Restricted Subsidiary constituting, without limitation, any store, warehouse, service center or distribution center wherever located; provided that such term shall not include any store, warehouse, service center or distribution center that our board of directors (or any authorized committee thereof) declares by resolution not to be of material importance to our and our Restricted Subsidiaries’ business taken as a whole. Operating Property is treated as having been “acquired” on the day the Operating Property is placed in operation by us or a Restricted Subsidiary after the later of (a) its acquisition from a third party, including a Non-Restricted Subsidiary, (b) completion of its original construction or (c) completion of its substantial reconstruction, renovation, remodeling, expansion or improvement (whether or not constituting an Operating Property prior to such reconstruction, renovation, remodeling, expansion or improvement).

“Restricted Subsidiary” means any Subsidiary so designated by our board of directors or a duly authorized officer provided that (a) our board of directors or a duly authorized officer may, subject to certain limitations, designate any Non-Restricted Subsidiary as a Restricted Subsidiary and any Restricted Subsidiary as a Non-Restricted Subsidiary and (b) any Subsidiary of which the majority of the Voting Stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries shall be a Non-Restricted Subsidiary. As of the date of the original issuance of notes, we had no Restricted Subsidiaries.

“Senior Funded Debt” means all our Funded Debt (except Funded Debt, the payment of which is expressly subordinated to the payment of the notes).

“Subsidiary” means, with respect to any person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof; and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such person or any Subsidiary of such person is a controlling general partner or otherwise controls such entity.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the capital stock of which, other than directors’ qualifying shares and shares required to be issued to foreign nationals under applicable law, is owned by us and our other Wholly Owned Restricted Subsidiaries.

Events of Default

The following are the events of default with respect to each series of notes:

•	default in the payment of any interest upon any notes of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of (or premium, if any, on) any notes of such series at their maturity;

•

default in the performance, or breach, of any covenant in the indenture (other than a covenant a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of a series of securities other than the notes of such series), and continuance of such default or breach for a period of 60 days after there has been sent to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”; or

•	specified events of bankruptcy, insolvency or reorganization.

If an event of default occurs and is continuing with respect to a series of notes, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of such series may declare each note of such series due and payable immediately by a notice in writing to us, and to the applicable trustee if given by holders. If an event of default occurs because of specified events of bankruptcy, insolvency or reorganization, the principal amount of the notes will be automatically accelerated, without any action by the trustee or any holder thereof.

A holder of the notes of any series will only have the right to institute a proceeding under the indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default under the notes of such series;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee;

•	such holders have offered indemnity and/or security satisfactory to the trustee to institute proceedings as trustee;

•	the trustee does not institute a proceeding within 60 days of receipt of such notice, request and offer of indemnity and/or security; and

•	the trustee has not received written directions inconsistent with such request from the holders of a majority of the principal amount of the outstanding notes of such series during such 60-day period.

We will annually deliver statements with the trustee regarding our compliance with the covenants in the indenture. The trustee will generally give the holders of notes of any series notice within 90 days of the occurrence of an event of default with respect to the notes of such series known to the trustee.

Defeasance

Each series of notes will be subject to defeasance and discharge, and the covenants set forth above under “—Restrictions on Secured Debt” and “—Restrictions on Sale and Leaseback Transactions” will be subject to covenant defeasance as set forth in the indenture. See “Description of the Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus.

Book-Entry System

Global Notes

We will issue each series of notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in

DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the United States federal income tax considerations related to the purchase, ownership and disposition of the notes. This summary:

•

is based on the Internal Revenue Code of 1986, as amended, or the Code, United States Treasury regulations issued under the Code, judicial decisions and administrative pronouncements, all of which are subject to different interpretation and to change. Any such change may be applied retroactively and may adversely affect the United States federal income tax considerations described in this prospectus supplement;

•

addresses only tax considerations to investors that purchase the notes upon their original issuance for cash at their original issue price within the meaning of Section 1273 of the Code (generally, the first price at which a substantial amount of the Note is sold to the public for cash) and hold the notes as “capital assets” within the meaning of Section 1221 of the Code (that is, generally, for investment purposes);

•	does not discuss all of the tax considerations that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax);

•

does not discuss all of the tax considerations that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as insurance companies, banks or other financial institutions, tax-exempt organizations, retirement plans, partnerships, other pass-through entities for United States federal income tax purposes, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, dealers in securities or currencies, U.S. Holders (as defined below) the functional currency of which for United States federal income tax purposes is not the United States dollar, “controlled foreign corporations”, “passive foreign investment companies”, holders holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or persons that have elected to use a mark-to-market method of accounting for their securities holdings);

•

does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws, the 3.8% Medicare tax on net investment income or rules requiring persons that use the accrual method of accounting to include certain amounts in income no later than the time such amounts are reflected on certain financial statements) except to the limited extent specifically indicated below, and does not discuss any state, local or non-United States tax laws related to the purchase, ownership and disposition of the notes; and

•	does not discuss the tax considerations to any entity or arrangement classified as a partnership for United States federal income tax purposes and to persons holding notes through any such entity.

We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to any matters discussed in this section, and we cannot assure you that the IRS or any court will not take a different position concerning the tax considerations of the purchase, ownership or disposition of the notes, or that any such IRS position would not be sustained.

If an entity or arrangement classified as a partnership for United States federal income tax purposes holds the notes, the tax treatment of such partnership and each partner in the partnership generally will depend on the application of special rules that apply to partnerships under the United States federal income tax laws, the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, we urge you to consult your tax advisors regarding the tax considerations of the purchase, ownership or disposition of the notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations and the application of any other United States federal, state, local or non-United States tax laws, including gift and estate tax laws, tax treaties, possible changes in tax laws or interpretations thereunder.

Redemptions and Additional Amounts

In certain circumstances (e.g., as described under “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes and/or redeem the notes in advance of their stated maturity. We intend to take the position, that the notes should not be treated as “contingent payment debt instruments” because of the possibility of such payments or redemptions. This position is based in part on assumptions, as of the date of issuance of the notes, that the likelihood that such payments or redemptions will have to be paid is “remote”, that the amount of such payments or redemptions in the aggregate will be “incidental”, and/or relating to the expected yield to maturity of the notes. Our determination on this issue is binding on a holder unless such holder discloses its contrary position in the manner required by applicable United States Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, it could affect the amount, timing and character of a holder’s income and gain with respect to the notes. In addition, if our position is respected and if a contingency we treated as “remote” or “incidental” (or otherwise as not taking place) occurs, it could affect the amount, character and timing of the income recognized by a holder. Holders should consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Certain United States Federal Income Tax Considerations To U.S. Holders

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this summary, “U.S. Holder” means a holder that is a beneficial owner of a note or notes, other than an entity or arrangement classified as a partnership for United States federal income tax purposes, that is for United States federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state or political subdivision thereof or therein, including the District of Columbia);

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) a valid election was made to be treated as a United States person for United States federal income tax purposes.

Treatment of Interest

Stated interest paid or payable on the notes will be taxable to a U.S. Holder as ordinary interest income at the time the interest is received or accrued in accordance with the U.S. Holder’s method of tax accounting.

Treatment of Taxable Dispositions of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition (each, a “disposition”) of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time to the extent not previously included in the U.S. Holder’s income) and (2) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss recognized on the disposition of a note generally will be capital gain or loss of the U.S. Holder. Such gain or loss will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year. Otherwise, such gain or loss generally will be short-term capital gain or loss. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income taxation. The deductibility of capital losses is subject to limitations.

Certain United States Federal Tax Considerations to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax considerations of the purchase, ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” For purposes of this summary, “Non-U.S. Holder” means a beneficial owner of a note or notes, other than an entity or arrangement classified as a partnership for United States federal income tax purposes, who or that is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including “controlled foreign corporations” and “passive foreign investment companies,” or under tax treaties to which the United States is a party. Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax considerations that may be relevant to them.

Treatment of Interest

Subject to the discussion below concerning FATCA (as defined below) and backup withholding, a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income paid or accrued on a note if the interest income qualifies for the “portfolio interest exception.” Interest income on a note will generally qualify for the “portfolio interest exception” if each of the following requirements is satisfied:

•	the interest income is not effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business;

•	the Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting interests, each within the meaning of the Code and the United States Treasury Regulations; and

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us through stock ownership, each within the meaning of the Code.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our withholding agent with a statement on IRS Form W-8BEN or W-8BEN-E, as applicable (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). Non-U.S. Holders who hold a note through financial institutions or other intermediaries may be subject to different rules under applicable United States Treasury Regulations. Prospective Non-U.S. Holders should consult their tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exemption” are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States federal withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or suitable substitute or successor form) establishing the benefit of the applicable tax treaty. Alternatively, an exemption from the 30% United States federal withholding tax applies if the interest is effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). If interest received with respect to the notes is effectively connected with such Non-U.S. Holder’s United States trade or business (and, if an applicable income tax treaty requires, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States), such Non-U.S. Holder generally will be subject to United States federal income tax with respect to all income from the notes generally in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, Non-U.S. Holders that are corporations may be subject to a branch profits tax with respect to any United States trade or business income, subject to adjustments, at a rate of 30% (or potentially at a reduced rate under an applicable income tax treaty).

Treatment of Taxable Dispositions of Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized upon the taxable disposition of a note unless:

•	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty requires, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

If the first exception above applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the taxable disposition of the note) exceed capital losses allocable to United States sources for that taxable year. If the second exception above applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain, subject to adjustments, at a rate of 30% (or potentially at a reduced rate under an applicable income tax treaty).

If the proceeds from the disposition of the note represent accrued and unpaid interest, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such accrued and unpaid interest in the same manner as described above under “—Treatment of Interest”.

Treatment of Notes for United States Federal Estate Tax Purposes

A note held or beneficially owned by an individual who, for U.S. estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the individual’s gross estate for U.S. estate tax purposes, provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder or beneficial owner of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, U.S. estate tax may not apply or may be reduced with respect to a note.

Certain United States Information Reporting Requirements and Backup Withholding

U.S. Holders

In general, stated interest payments made on or with respect to a note and proceeds from a disposition of a note may be subject to backup withholding. Certain holders, including among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In general, backup withholding will apply to a non-corporate U.S. Holder if such U.S. Holder:

•	fails to furnish, under penalties of perjury, its Taxpayer Identification Number, or TIN (which, for an individual, is ordinarily the holder’s Social Security number);

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•

under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and is a U.S. person and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder’s United States federal income tax liability (or be refunded), provided the required documentation is timely furnished to the IRS. Prospective U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

A U.S. Holder will also be subject to information reporting with respect to stated interest payments made on or with respect to a note and proceeds from the disposition of a note, unless such U.S. Holder is a corporation or other exempt recipient and appropriately establishes that exemption. U.S. Holders are urged to consult their own tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the notes.

Non-U.S. Holders

Generally, we must report to the IRS and to Non-U.S. Holders the amount of interest paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which such Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other information exchange agreement.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest payments that we make to such Non-U.S. Holder if such U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person or that any other conditions of the exemption are not, in fact, satisfied.

Additional United States rules concerning information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a Non-U.S. Holder are as follows:

•

if the proceeds are to be paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption;

•

if the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, they generally will not be subject to information reporting or backup withholding; and

•

if the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, they generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability (or be refunded), provided the required documentation is timely furnished to the IRS. Prospective Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Foreign Account Tax Compliance Act

Pursuant to Sections 1471 through 1474 of the Code, United States Treasury Regulations promulgated thereunder, guidance from the IRS and intergovernmental agreements and subject to further guidance (collectively, “FATCA”), United States federal withholding tax at the rate of 30% may apply to payments of interest made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities unless they satisfy certain due diligence and information reporting requirements. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., under the portfolio interest exemption or gain realized by a Non-U.S. Holder on the taxable disposition of the notes). An intergovernmental agreement between the United States and a Non-U.S. Holder’s jurisdiction may modify these requirements. Prospective holders of the notes are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSIDERATIONS TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSIDERATIONS UNDER UNITED STATES FEDERAL, STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

J.P. Morgan Securities LLC, BofA Securities, Inc. and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of 2028 Notes	Principal Amount of 2031 Notes
J.P. Morgan Securities LLC	$	$
BofA Securities, Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Total	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of                 % of the principal amount of the 2028 notes and                 % of the principal amount of the 2031 notes. After the initial offering, the applicable public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and as a total in dollars):

Paid By Us
Per 2028 note		%
Per 2031 note		%
Total	$

The expenses of the offering, not including the underwriting discount, are estimated at $                 and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the applicable trading market for the notes or that an active public market for notes of any series will develop. If an active public trading market does not develop, the market price and liquidity of the notes of the applicable series may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

To the extent that net proceeds from this offering are applied to repay Tender Offer Notes held by the underwriters or their respective affiliates, they will receive proceeds of this offering through the repayment of that indebtedness. If 5% or more of the net proceeds of this offering (not including underwriting discounts) is used to repay such Tender Offer Notes held by the underwriters or their respective affiliates, this offering will be conducted in accordance with Rule 5121 of the FINRA Conduct Rules. In such event, the underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the notes are “investment grade rated,” as defined by FINRA Rule 5121(f)(8).

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of each of the underwriters are lenders under our credit facilities. The underwriters are acting as dealer managers for the Tender Offer, for which they will receive customary fees, indemnification against certain liabilities and reimbursement of expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order; (iii) are outside the United Kingdom; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Ropes & Gray LLP and for the underwriters by Latham & Watkins LLP.

Prospectus

Debt Securities

The TJX Companies, Inc. may offer debt securities from time to time, in one or more offerings. This prospectus describes some of the general terms of these securities. The specific terms of the debt securities to be offered and other information as to the terms and matters related to a specific offering will be described in one or more prospectus supplements to this prospectus. The prospectus supplements may also add to, update or change the information contained in this prospectus. This prospectus may not be used to offer or sell any debt securities unless accompanied by a prospectus supplement. You should read carefully both this prospectus and any prospectus supplement before making your investment decision.

We may offer and sell the debt securities on an immediate, continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods at prices and on terms determined at the time of offering. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Investing in these securities involves risks that will be described in “Risk Factors” in the applicable prospectus supplement.

The address of our principal executive offices is 770 Cochituate Road, Framingham, MA 01701, and our telephone number is (508) 390-1000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatically effective shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the debt securities described in this prospectus. Each time we offer debt securities using this prospectus, we will provide the specific terms and offering prices and will describe the specific manner in which we will offer these securities in a supplement to this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

The applicable prospectus supplement also may contain important information about U.S. federal income tax consequences and, in certain circumstances, consequences under other countries’ tax laws to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document. We have not authorized anyone to provide you with different information.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “TJX,” the “Company,” “we,” “us” and “our” refer to The TJX Companies, Inc. and its subsidiaries.

T.J. Maxx, Marshalls, HomeGoods, Winners, Homesense/HomeSense, T.K. Maxx, Sierra and Sierra Trading Post are our registered trademarks.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. The SEC maintains a website containing all reports, proxies, information statements and all other information (http://www.sec.gov).

The SEC’s rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update and supersede the information included and incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules) after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus:

•	our Annual Report on Form 10-K for the year ended February 1, 2020 filed on March 27, 2020; and

•	our Proxy Statement on Schedule 14A filed on April 25, 2019.

You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or telephoning us at the following address:

The TJX Companies, Inc.

Attn: Global Communications

770 Cochituate Road

Framingham, MA 01701

(508) 390-2323

Copies of these filings are also available, without charge, on our website at http://www.tjx.com. The contents of our website have not been incorporated into and do not form a part of this prospectus.

This prospectus constitutes a part of a registration statement on Form S-3, referred to herein, including all amendments and exhibits, as the Registration Statement that we have filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the Registration Statement and related exhibits for further information regarding us and our debt securities. The Registration Statement may be inspected at the SEC’s website at http://www.sec.gov. Statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

THE TJX COMPANIES, INC.

We are the leading off-price apparel and home fashions retailer in the United States and worldwide. We have over 4,500 stores that offer a rapidly changing assortment of quality, fashionable, brand name and designer merchandise at prices generally 20% to 60% below full-price retailers’ (including department, specialty and major online retailers) regular prices on comparable merchandise, every day.

Our stores are known for our value proposition of brand, fashion, price and quality. Our opportunistic buying strategies and flexible business model differentiate us from traditional retailers. We offer a treasure hunt shopping experience and a rapid turn of inventories relative to traditional retailers. Our goal is to create a sense of excitement and urgency for our customers and encourage frequent customer visits. We acquire merchandise in a variety of ways to support that goal. We reach a broad range of customers across income levels with our value proposition. Our strategies and operations are synergistic across our retail chains. As a result, we are able to leverage our expertise throughout our business, sharing information, best practices, initiatives and new ideas, and to develop talent across our Company. Further, we can leverage the substantial buying power of our businesses with our global vendor relationships.

We operate our business in four main segments: Marmaxx and HomeGoods, both in the U.S., TJX Canada and TJX International.

Corporate Information

We are incorporated in the State of Delaware, and our principal executive offices are located at 770 Cochituate Road, Framingham, Massachusetts 01701 and our telephone number is (508) 390-1000.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt securities offered by this prospectus for working capital and other general corporate purposes. Working capital and general corporate purposes may include repayment of debt, repurchase of shares of our common stock, capital expenditures, payment of dividends, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose.

DESCRIPTION OF THE DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities. The debt securities will be issued under an indenture, between The TJX Companies, Inc. and U.S. Bank National Association, as Trustee, a form of which is an exhibit to the registration statement that contains this prospectus. The specific terms applicable to a particular issuance of debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

The following is a summary of the material terms and provisions of the indenture and the debt securities. You should refer to the indenture, any supplemental indenture and the applicable prospectus supplement for complete information regarding the terms and provisions of the indenture, the supplemental indenture and the debt securities. In this “Description of the Debt Securities” section, the terms “we,” “our,” “us,” the “Company” and “TJX” refer solely to The TJX Companies, Inc. and do not include its subsidiaries.

General

The debt securities will be our senior unsecured obligations and will rank equal in right of payment to all of our existing and future indebtedness and other liabilities that are not, by their terms, expressly subordinated in right of payment to the debt securities.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. Under the indenture, the specific terms of a particular series of debt securities will include the following:

•	the title of the debt securities;

•	any limit on the amount(s) that may be issued;

•	the person to whom any interest on the debt securities shall be payable if other than the registered holder;

•	the maturity date(s) or the method by which this date or these dates will be determined;

•	the interest rate, if any, or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how this date or these dates will be determined, and the interest payment date or dates, if any, and any related record dates;

•	the place(s) where payments, if any, will be made on the debt securities and the place(s) where debt securities may be presented for transfer or exchange;

•	the period or periods within which, the price or prices at which and the terms and conditions on which we may redeem the debt securities;

•	the period or periods within which, the price or prices at which and the terms and conditions on which we may be required to redeem the debt securities;

•	any mandatory or optional sinking fund or similar provisions;

•	if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which any debt securities shall be issuable;

•

if other than the full principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•

if other than United States dollars, the foreign currency or units of two or more foreign currencies in which payment of the principal of (and premium, if any) or interest on the debt securities may be made;

•

if the principal of (and premium, if any) or interest on the debt securities is payable, at our election or election of the holders, in a foreign currency or units of two or more foreign currencies other than that in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions, upon which, such election may be made;

•	any index used to determine the amount of payment of the principal of (and premium, if any) or interest on the debt securities;

•	whether the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•	whether the debt securities will be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any additional or different events of default and any change in the right of the trustee or the holders to declare principal due and payable;

•	any additional or different covenants;

•	the form of the notes to be issued; and

•	any other terms of the debt securities.

We will have the ability under the indenture to “reopen” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Debt securities may be issued under the indenture as original issue discount securities. An original issue discount security is a security, including any zero-coupon security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

If a series of debt securities is issued as original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be discussed in the applicable prospectus supplement.

Form, Exchange and Transfer

The debt securities will be issuable as registered securities. The ownership or transfer of debt securities will be listed in the security register described in the indenture.

The indenture provides that debt securities may be issuable in global form which will be deposited with, or on behalf of, a depositary, identified in an applicable prospectus supplement. If debt securities are issued in global form, one certificate will represent a large number of outstanding debt securities, which may be held by separate persons, rather than each debt security being represented by a separate certificate.

If the purchase price, or the principal of, or any premium or interest on any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, debt securities denominated in U.S. dollars will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Debt securities may be presented for registration of transfer with the applicable form of transfer duly executed, at the office of the Security Registrar, as defined in the indenture, without service charge and upon payments of any taxes and other governmental charges as described in the indenture. This registration of transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the person making the request.

A debt security in global form may not be transferred except as a whole by or between the depositary for the debt security and any of its nominees or successors. If any debt security of a series is issuable in global form, the applicable prospectus supplement will describe:

•

any circumstances under which beneficial owners of interests in that global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination,

•	the manner of payment of principal, premium and interest, if any, on that global debt security, and

•	the specific terms of the depositary arrangement with respect to that global debt security.

Payment and Paying Agents

Unless otherwise specified in an applicable prospectus supplement, we will pay principal, any premium and interest on debt securities at the office of the paying agents we have designated, except that we may pay interest by check mailed to, or wire transfer to the account of, the holder. Unless otherwise specified in any applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the record date for this interest payment.

The paying agents outside the United States initially appointed by us for a series of debt securities, if any, will be named in the applicable prospectus supplement. In addition, we will be required to maintain at least one paying agent in each place of payment for the series.

Consolidation, Merger or Conveyance

We have the ability to merge or consolidate with, or convey, transfer or lease all or substantially all of our property, to another corporation, provided that:

•

in the case we consolidate with or merge into another corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, the corporation formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the securities and the performance and observance of every covenant in the indenture on the part of us to be performed or observed;

•

immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with all requirements of the indenture and that all conditions precedent to the transaction have been complied with.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following are events of default with respect to any series of debt securities issued:

•	default in the payment of any interest upon any security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of (or premium, if any, on) any security of that series at its maturity;

•	default in the deposit of any sinking fund payment, when and as due by the terms of a security of that series;

•

default in the performance, or breach, of any covenant in the indenture (other than a covenant a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of a series of securities other than the series in respect of which the event of default is being determined), and continuance of such default or breach for a period of 60 days after there has been sent to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding securities of that series a written notice specifying such default or breach and requiring it to be remedied;

•	specified events of bankruptcy, insolvency or reorganization; or

•	any other events of default provided with respect to debt securities of that series.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare each debt security of that series due and payable immediately by a notice in writing to us, and to the applicable trustee if given by holders. If an event of default occurs because of specified events in bankruptcy, insolvency or reorganization, the principal amount of each series of debt securities will be automatically accelerated, without any action by the trustee or any holder thereof.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

•	these holders have offered indemnity and/or security satisfactory to the trustee to institute proceedings as trustee;

•	the trustee does not institute a proceeding within 60 days after its receipt of such notice, request and offer of indemnity and or/security; and

•

the trustee has not received written directions inconsistent with the request from the holders of a majority of the principal amount of the outstanding debt securities of that series during such 60-day period referred to above.

We will annually file statements with the trustee regarding our compliance with the covenants in the indenture. The trustee will generally give the holders of debt securities notice within 90 days of the occurrence of an event of default known to the trustee.

Waiver, Modifications and Amendment

The holders of a majority of the principal amount of the outstanding debt securities of any particular series may, on behalf of the holders of all debt securities of the series, waive past defaults with respect to that particular series, except for:

•	the payment of the principal of (or premium, if any) or interest on any security of such series; or

•	defaults relating to any covenants of the indenture which cannot be changed without the consent of each holder of a debt security affected by the change.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected may, on behalf of the holders of all debt securities of the series, waive our compliance with some of the restrictive provisions of the indenture.

We and the trustee may amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series that is affected. However, without the consent of each affected holder, such changes shall not include the following with respect to debt securities held by a non-consenting holder:

•

change the stated maturity of, the principal of, or any installment of principal of or interest on, any security, or reduce the principal amount, the rate of interest or any premium payable upon the redemption of any security, or reduce the amount of the principal of an original issue discount security due and payable upon a declaration of acceleration of maturity, or change any place of payment where, or the coin or currency in which, any security or any premium or the interest is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date);

•

reduce the percentage in principal amount of the outstanding securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults) provided for in the indenture; or

•

modify any of the above requirements or the ability to waive certain covenants, except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding security affected.

For purposes of computing the required consents referred to above, the aggregate principal amount of any outstanding debt securities not payable in U.S. dollars is the amount of U.S. dollars that could be obtained for this principal amount based on the market rate of exchange for the applicable foreign currency or currency unit as determined by the trustee.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, subject to certain conditions, we may elect either:

•	defeasance, whereby we are discharged from any and all obligations with respect to the debt securities, except as may be otherwise provided in the indenture; or

•	covenant defeasance, whereby we are released from our obligations with respect to certain covenants.

We may do so by depositing with the trustee money, and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the debt securities, and any mandatory sinking fund or analogous payments, on their scheduled due dates. This type of a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel meeting the requirements set forth in the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with U.S. Bank National Association or its affiliates in the ordinary course of business.

PLAN OF DISTRIBUTION

General

The debt securities may be sold:

•	to or through one or more underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	through one or more dealers or agents; or

•	to investors directly in negotiated sales or in competitively bid transactions.

The prospectus supplement for each series of debt securities we sell will describe, to the extent required, information with respect to that offering, including:

•	the name or names of any underwriters or agents and the respective amounts underwritten;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the debt securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these debt securities will be subject to conditions and the underwriters will be obligated to purchase all of these debt securities if any are purchased.

The debt securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these debt securities for whom they may act as agent. Underwriters may sell these debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

Agents

We may also sell any of the debt securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these debt securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

Direct sales

We may sell any of the debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

Certain relationships

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

No assurance of liquidity

The debt securities registered hereby may be a new issue of debt securities with no established trading market. Any underwriters that purchase debt securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

VALIDITY OF DEBT SECURITIES

The validity of the debt securities offered by this prospectus and any prospectus supplement will be passed upon for us by Ropes & Gray LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended February 1, 2020 have been so incorporated in reliance on the report (which contains an emphasis of matter paragraph that COVID-19 could have a material adverse impact on the Company’s business, results of operations, financial position and cash flows) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$             % Notes due 2028

$             % Notes due 2031

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Deutsche Bank Securities

HSBC	US Bancorp	Wells Fargo Securities

                , 2020